                                                                    EXHIBIT 12.1

                                 OMNICARE, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)



                                             (1)        (2)       (3)        (4)         (5)        (6)        (7)
                                           FOR THE NINE MONTHS
                                           ENDED SEPTEMBER 30,              FOR THE YEARS ENDED DECEMBER 31,
                                           ------------------    ---------------------------------------------------
                                            1997       1996        1996       1995       1994       1993       1992
                                           -------    -------    -------    -------    -------    -------    -------

(1) Income before Income Taxes             $68,948    $50,619    $72,143    $41,180    $22,678    $16,983    $ 9,045
     Add:
(2)    Interest on Indebtedness              1,460      3,450      3,432      5,644      6,223      2,747      2,520
(3)    Amortization of Debt Expense              0        220        220        310        310         77          0
(4)    Interest Portion of Rent Expense      1,742      1,314      1,963      1,522      1,157      1,012      1,237
                                           -------    -------    -------    -------    -------    -------    -------

(5) Income as Adjusted                     $72,150    $55,603    $77,758    $48,656    $30,368    $20,819    $12,802
                                           =======    =======    =======    =======    =======    =======    =======

     Fixed Charges
(6)    Interest on Indebtedness            $ 1,460    $ 3,450    $ 3,432    $ 5,644    $ 6,223    $ 2,747    $ 2,520
(7)    Amortization of Debt Expense              0        220        220        310        310         77          0
(8)    Capitalized Interest                    552        243        386        158         49          0          0
(9)    Interest Portion of Rent Expense      1,742      1,314      1,963      1,522      1,157      1,012      1,237
                                           -------    -------    -------    -------    -------    -------    -------

(10) Fixed Charges                         $ 3,754    $ 5,227    $ 6,001    $ 7,634    $ 7,739    $ 3,836    $ 3,757
                                           =======    =======    =======    =======    =======    =======    =======

(11) Ratio of Earnings to Fixed Charges(1)   19.22 x    10.64 x    12.96 x     6.37 x     3.92 x     5.43 x     3.41 x
                                           =======    =======    =======    =======    =======    =======    =======

  (1) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.